Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges
(in thousands, except ratios)

	Three Months Ended March 31,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Excluding Interest on Deposits
Income From Continuing Operations Before Income Tax (a)	34,654	139,119	95,737	65,514	50,646	36,090
Fixed Charges:
Interest Expense	6,353	24,774	19,578	14,050	3,281	685
Total earnings and fixed charges	41,007	163,893	115,315	79,564	53,927	36,775
Total fixed charges, as above	6,353	24,774	19,578	14,050	3,281	685
Ratio of earnings to fixed charges	6.45	6.62	5.89	5.66	16.44	53.69

Including Interest on Deposits
Total earnings and fixed charges, as above	41,007	163,893	115,315	79,564	53,927	36,775
Add: Interest on deposits	14,323	48,268	33,982	24,454	21,020	21,076
Total earnings, fixed charges, and interest on deposits	55,330	212,161	149,297	104,018	74,947	57,851
Total fixed charges, as above	6,353	24,774	19,578	14,050	3,281	685
Add: Interest on deposits	14,323	48,268	33,982	24,454	21,020	21,076
Total fixed charges including interest on deposits	20,676	73,042	53,560	38,504	24,301	21,761
Ratio of earnings to fixed charges	2.68	2.90	2.79	2.70	3.08	2.66
Amount by Which Earnings Were Insufficient to Cover Fixed Charges	-	-	-	-	-	-

(a)
As of December 31, 2016, BankMobile's operating results have been presented as discontinued operations in our consolidated financial statements. Accordingly, prior period amounts have been reclassified to conform to this presentation.

Computation of Ratio of Earnings to Fixed Charges
and Preferred Stock Dividend Requirements
(in thousands, except ratios)

	Three Months Ended March 31,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Excluding Interest on Deposits
Income From Continuing Operations Before Income Tax (a)	34,654	139,119	95,737	65,514	50,646	36,090
Add:
Interest Expense	6,353	24,774	19,578	14,050	3,281	685
Preferred Stock Dividend	3,615	9,515	2,493	-	-	-
Total fixed charges and preferred stock dividends, excluding interest on deposits	9,968	34,289	22,071	14,050	3,281	685
Less: Preferred Stock Dividend Requirements	3,615	9,515	2,493	-	-	-
Earnings excluding interest on deposits	41,007	163,893	115,315	79,564	53,927	36,775
Interest on Deposits	14,323	48,268	33,982	24,454	21,020	21,076
Total Earnings	55,330	212,161	149,297	104,018	74,947	57,851
Ratio of earnings to fixed charges	4.11	4.78	5.22	5.66	16.44	53.69

Including Interest on Deposits
Interest Expense	6,353	24,774	19,578	14,050	3,281	685
Preferred Stock Dividend	3,615	9,515	2,493	-	-	-
Total fixed charges and preferred stock dividends, excluding interest on deposits	9,968	34,289	22,071	14,050	3,281	685
Interest on deposits	14,323	48,268	33,982	24,454	21,020	21,076
Total fixed charges and preferred stock dividend requirement	24,291	82,557	56,053	38,504	24,301	21,761
Ratio of earnings to fixed charges	2.28	2.57	2.66	2.70	3.08	2.66
Amount by Which Earnings Were Insufficient to Cover Fixed Charges	-	-	-	-	-	-

(a)
As of December 31, 2016, Bank Mobile's operating results have been presented as discontinued operations in our consolidated financial statements. Accordingly, prior period amounts have been reclassified to conform to this presentation.